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As filed with the Securities and Exchange Commission on May , 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	87-0407509
(State of incorporation)	(I.R.S. Employer Identification No.)

180 East 100 South Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433
(801) 324-5000
(Address of principal executive offices)

QUESTAR CORPORATION EMPLOYEE INVESTMENT PLAN
(Full title of the Plan)

Connie C. Holbrook
Senior Vice President, General Counsel and Corporate Secretary
180 East First South Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433
(801) 324-5202
(Name, address, and telephone number of Agent for service.)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Questar Corporation Common Stock (without par value and attached Common Stock Purchase Rights)	2,000,000 shares(2)	$56,530,000	$28.265	$5,200.76

(1)
This Registration Statement shall also include any additional shares of Common Stock and attached Common Stock Purchase Rights ("Rights") as may become issuable under the Employee Investment Plan ("Plan") as a result of applicable anti-dilution provisions of the Plan.

(2)
This amount has been inserted solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price has been calculated by using the average of the high and low prices reported for sales of the Company's Common Stock on May 29, 2002. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan as described here.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 3. Incorporation of Documents by Reference

        We are incorporating the following documents by reference in this Registration Statement:

  (a)
  Our Annual Report on Form 10-K for the year-ended December 31, 2001.

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  (c)
  The description of our Common Shares, without par value, and the associated Common Stock Purchase Rights contained in the Registrant's registration statements filed under the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

        All documents subsequently filed by us or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part of it from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Connie C. Holbrook, Senior Vice President, General Counsel Corporate Secretary of Questar, 180 East 100 South Street, Salt Lake City, Utah 84111 has prepared the legal opinion for the shares of Common Stock offered pursuant to this Plan. As of April 30, 2002, Ms. Holbrook beneficially owned 233,079 shares of Common Stock, including 28,406 equivalent shares held through the Plan and vested options to purchase 107,751 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

        Reference is made to Section 16-10a-901 of the Utah Revised Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

        Our Bylaws provide that we may voluntarily indemnify any individual made a party to a proceeding because he is or was our director, officer, employee or agent against liability incurred in the proceeding, but only if we have authorized the payment in accordance with the applicable statutory provisions of the Utah Revised Business Corporation Act (Sections 16-10a-902, 16-10a-904 and 16-10a-907) and a determination has been made in accordance with the procedures set forth in such provision that such individual conducted himself in good faith, that he reasonably believed his conduct, in his official capacity with us, was in our best interests and that his conduct, in all other cases, was at least not opposed to our best interests, and that he had no reasonable cause to believe his conduct was unlawful in the case of any criminal proceeding. The foregoing indemnification in connection with a proceeding by or in the right of us is limited to reasonable expenses incurred in connection with the proceeding, which expenses may be advanced by us. Our Bylaws provide that we may not voluntarily indemnify our director, officer, employee or agent in connection with a proceeding by or in the right of us in which such individual was adjudged liable to us or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

        Our Bylaws provide further that we shall indemnify our director, officer, employee or agent who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was such a director, officer, employee or agent, against reasonable expenses incurred by him in connection with the proceeding.

        Our Bylaws further provide that no director of ours shall be personally liable to us or our stockholders for monetary damage for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on us or the shareholders; (c) for any action that would result in liability of the director under the applicable statutory provision concerning unlawful distributions; or (d) an intentional violation of criminal law.

        We maintain insurance on behalf of our officers and directors pursuant to which (subject to the limits and limitations of such insurance) the officers and directors are insured against certain expenses in connection with the defense of actions or proceedings, and certain liabilities which might be imposed as a result of such actions or proceedings, to which any of them is made a party by reason of being or having been a director or officer.

Item 7. Exemption From Registration Claimed

        Not applicable.

Item 8. Exhibits

        The following documents are filed a part of this Registration Statement in accordance with General Instruction E to Form S-8:

Exhibit Number	Description of Exhibit
4.1.*	Restated Articles of Incorporation, as amended effective May 19, 1998. (Exhibit No. 3.1. to Form 10-Q Report for Quarter ended June 30, 1998.)
4.2.*	Bylaws, as amended effective October 25, 2001. (Exhibit No. 3.1. to Form 10-Q Report for Quarter ended September 30, 2001.)
4.3.*
Rights Agreement dated as of February 13, 1996, between the Company and Chemical Mellon Shareholder Services L.L.C. pertaining to the Company's Shareholder Rights Plan. (Exhibit No. 4. to Current Report on Form 8-K dated February 13, 1996.)
5.	Opinion of Connie C. Holbrook, Senior Vice President, General Counsel and Secretary.
23.1.*	Consent of Connie C. Holbrook (contained in and incorporated by reference to Exhibit 5).
23.2.	Consent of Ernst & Young LLP.
24.*	Appointment of Power of Attorney (contained in signature pages to Registration Statement).

*
Exhibits so marked have been filed with the Securities and Exchange Commission as part of the indicated filing and are incorporated herein by reference.

SIGNATURES

The Registrant:

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on the 30th day of May, 2002.

QUESTAR CORPORATION (Registrant)

By	/s/ S. E. PARKS
S. E. Parks Sr. Vice President, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

        Each of the undersigned constitutes and appoints K. O. Rattie and S. E. Parks, and each of them, his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, in him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits, with the Securities and Exchange Commission, hereby ratifying and confirming and our signatures as they may be signed by the attorneys in fact appointed herein to the documents described above.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. D. CASH R. D. Cash	Chairman of the Board	May 30, 2002
/s/ K. O. RATTIE K. O. Rattie	President and Chief Executive Officer (Principal Executive Officer)	May 30, 2002
/s/ S. E. PARKS S. E. Parks	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2002
/s/ TERESA BECK Teresa Beck	Director	May 30, 2002
/s/ P. J. EARLY P. J. Early	Director	May 30, 2002
/s/ L. RICHARD FLURRY L. Richard Flurry	Director	May 30, 2002

/s/ JAMES A. HARMON James A. Harmon	Director	May 30, 2002
/s/ W. WHITLEY HAWKINS W. Whitley Hawkins	Director	May 30, 2002
/s/ R. D. KADLEC R. D. Kadlec	Director	May 30, 2002
/s/ GARRY G. MICHAEL Gary G. Michael	Director	May 30, 2002
/s/ GARY L. NORDLOH Gary L. Nordloh	Director	May 30, 2002
/s/ SCOTT S. PARKER Scott S. Parker	Director	May 30, 2002
/s/ D. N. ROSE D. N. Rose	Director	May 30, 2002
/s/ HARRIS H. SIMMONS Harris H. Simmons	Director	May 30, 2002

The Plan:

        Pursuant to the requirements of the Securities Act of 1933, the Questar Corporation Employee Benefits Committee, as the administrator of the Questar Corporation Employee Investment Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on the 30th day of May, 2002.

QUESTAR CORPORATION EMPLOYEE INVESTMENT PLAN (Plan)

By	/s/ R. D. CASH
R. D. Cash Chairman, Employee Benefits Committee

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PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
SIGNATURES